EXHIBIT 5.1

[Letterhead of Meitar Liquornik Geva & Leshem Brandwein]

September 24, 2007

Ladies and Gentlemen:

We have acted as counsel to ViryaNet Ltd., an Israeli company with liability limited by shares (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) relating to 282,066 of the Company’s Ordinary Shares, nominal value NIS 5.0 per share, issuable under the Company’s 2005 Israeli Share Option and Restricted Plan and 2005 International Share Option and Restricted Share Plan ( the “Shares”).

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

Based on the foregoing, subject to the qualifications set forth herein, we are of the opinion, as of the date hereof, that the Shares, if and when paid for and issued, will be legally issued, fully paid and nonassessable.

We are members of the Israeli bar, and the opinions expressed herein are limited to questions of law arising under the internal laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction. The opinions expressed herein are based upon the laws in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should any such laws be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Meitar Liquornik Geva & Leshem Brandwein

Meitar Liquornik Geva & Leshem Brandwein